Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2026 Results

Strong Independent Case Volume and Cash Flow Generation; Announces Full-Year 2027 Financial Guidance

Fourth-Quarter Fiscal 2026 Highlights

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Total case volume increased 3.5%
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Total Independent Foodservice case volume increased 8.0%
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Organic Independent Foodservice case volume increased 5.8%
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Net sales increased 6.4% to $18.0 billion
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Gross profit improved 8.3% to $2.2 billion
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Net income increased 23.4% to $162.3 million
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Adjusted EBITDA increased 7.4% to $587.5 million1
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Diluted Earnings Per Share (“EPS”) increased 22.6% to $1.03
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Adjusted Diluted EPS increased 2.6% to $1.591

Full-Year Fiscal 2026 Highlights

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Total case volume increased 5.1%
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Total Independent Foodservice case volume increased 10.2%
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Organic Independent Foodservice case volume increased 5.9%
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Net sales increased 7.2% to $67.8 billion
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Gross profit improved 9.1% to $8.1 billion
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Net income increased 5.6% to $359.3 million
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Adjusted EBITDA increased 9.2% to $1,929.4 million1
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Diluted EPS increased 5.0% to $2.29
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Adjusted Diluted EPS increased 1.6% to $4.551
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Operating Cash Flow of $1,413.7 million
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Free Cash Flow of $1,029.6 million1

RICHMOND, Va. – August 12, 2026 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2026 business results.

“Our solid execution throughout the year produced a strong finish to fiscal 2026” said Scott McPherson, PFG’s President & Chief Executive Officer. “Consistent market share gains across our business units translated into strong revenue growth and record-setting

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

EBITDA results. We enter fiscal 2027 with significant momentum, reflected in the outlook we are providing today. I want to thank PFG associates across the Company for making these results possible and positioning us for another strong year ahead.”

Fourth-Quarter Fiscal 2026 Financial Summary

Total case volume increased 3.5% for the fourth quarter of fiscal 2026 compared to the prior year period. Total organic case volume increased 1.8% for the fourth quarter of fiscal 2026 compared to the prior year period, benefiting from a 5.8% increase in organic independent cases, including growth in Performance Brands cases. Total independent case volume increased 8.0%.

Net sales for the fourth quarter of fiscal 2026 grew 6.4% to $18.0 billion compared to the prior year period primarily driven by an increase in selling price per case as a result of inflation, an increase in organic cases sold, including a favorable shift in mix of cases sold, and recent acquisitions. Overall product cost inflation for the Company was approximately 4.7% for the fourth quarter of fiscal 2026.

Gross profit for the fourth quarter of fiscal 2026 grew 8.3% to $2.2 billion compared to the prior year period, primarily due to growth and mix of cases sold, including growth in the independent channel, which generates higher gross profit due to additional services provided, recent acquisitions, and vendor rebates and promotional incentives.

Operating expenses rose 6.4% to $1.8 billion in the fourth quarter of fiscal 2026 compared to the prior year period primarily driven by additional operating expenses as a result of recent acquisitions, an increase in fuel expense due to higher fuel prices and miles driven as a result of new business, an increase in personnel expenses related to wages and commissions, and an increase in depreciation and amortization expense mainly driven by an increase in transportation equipment and facilities under finance leases.

Net income for the fourth quarter of fiscal 2026 increased $30.8 million year-over-year to $162.3 million primarily driven by an increase in gross profit, partially offset by increases in operating expenses and income tax expense. The effective tax rate in the fourth quarter of fiscal 2026 was approximately 26.8% compared to 25.6% in the fourth quarter of fiscal 2025. The effective tax rate for the fourth quarter of fiscal 2026 differed from the prior year period primarily due to a decrease in income tax credits net of valuation allowance established, partially offset by state income tax credits, favorable tax planning initiatives, and a discrete acquisition-related benefit.

For the quarter, Adjusted EBITDA rose 7.4% to $587.5 million compared to the prior year period.

Diluted EPS increased 22.6% to $1.03 per share in the fourth quarter of fiscal 2026 compared to the prior year period. Adjusted Diluted EPS increased 2.6% to $1.59 per share in the fourth quarter of fiscal 2026 compared to the prior year period.

Full-Year Fiscal 2026 Financial Summary

Total case volume increased 5.1% for fiscal 2026 compared to fiscal 2025. Total organic case volume increased 2.8% for fiscal 2026 compared to the prior year, benefiting from a 5.9% increase in organic independent cases, including growth in Performance Brands cases, and growth in cases sold to Foodservice’s chain business. Total independent case volume increased 10.2%.

Net sales for fiscal 2026 grew 7.2% to $67.8 billion compared to the prior year primarily driven by an increase in organic cases sold, including a favorable shift in mix of cases sold, acquisitions, including the acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”), and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.5% for fiscal 2026.

Gross profit for fiscal 2026 grew 9.1% compared to the prior year to $8.1 billion, primarily due to growth and mix of cases sold, including growth in the independent channel, which generates higher gross profit due to additional services provided, acquisitions, including the Cheney Brothers Acquisition, and vendor rebates and promotional incentives.

Operating expenses rose 9.1% to $7.2 billion in fiscal 2026 compared to the prior year, primarily driven by an increase in personnel expenses related to salaries and wages, commissions, and benefits, additional operating expenses as a result of acquisitions, including the Cheney Brothers Acquisition, an increase in depreciation and amortization expense mainly driven by an increase in transportation equipment and facilities under finance leases, an increase in fuel expense due to higher fuel prices and miles driven as a result of new business, legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp., and an increase in insurance expense related to auto insurance and workers’ compensation.

Net income increased $19.1 million year-over-year for fiscal 2026 to $359.3 million primarily driven by increases in gross profit and other income due to gains on fuel collars, partially offset by increases in operating expenses and interest expense. The effective tax rate in fiscal 2026 was approximately 26.0% compared to 25.8% in fiscal 2025. The effective tax rate for fiscal 2026 differed from the prior year primarily due to a decrease in income tax credits net of valuation allowance established, partially offset by state income tax credits and favorable tax planning initiatives.

For fiscal 2026, Adjusted EBITDA rose 9.2% to $1.9 billion compared to the prior year.

Diluted EPS increased 5.0% to $2.29 per share in fiscal 2026 compared to the prior year. Adjusted Diluted EPS increased 1.6% to $4.55 per share in fiscal 2026 compared to the prior year.

Cash Flow and Capital Spending

In fiscal 2026, PFG provided $1,413.7 million in cash flow from operating activities compared to $1,210.1 million in cash flow from operating activities in the prior year. The increase in cash flow provided by operating activities in fiscal 2026 was largely driven by higher cash-based operating income and income tax refunds of $52.3 million received during fiscal 2026, partially offset by advanced purchases of inventory to take advantage of preferred pricing.

In fiscal 2026, PFG invested $384.1 million in capital expenditures, a decrease of $121.9 million versus the prior year. In fiscal 2026, PFG delivered free cash flow of $1,029.6 million compared to free cash flow of $704.1 million in the prior year.1

Share Repurchase Program

In May 2025, the Board of Directors of the Company authorized a share repurchase program for up to $500 million of the Company’s outstanding common stock. This authorization replaced the previously authorized $300 million share repurchase program. The current share repurchase program has an expiration date of May 27, 2029 and may be amended, suspended, or discontinued at any time at the Company’s discretion, subject to compliance with applicable laws. During the quarter ended June 27, 2026, the Company repurchased and subsequently retired less than 0.1 million shares of common stock, for a total of $0.3 million or an average cost of $83.18 per share. During the fiscal year ended June 27, 2026, the Company repurchased and subsequently retired less than 0.1 million shares of common stock, for a total of $1.5 million or an average cost of $83.12 per share. As of June 27, 2026, $498.5 million remained available for share repurchases.

Fourth-Quarter Fiscal 2026 Segment Results

Foodservice

Fourth-quarter fiscal 2026 net sales for Foodservice increased 6.8% to $9.8 billion compared to the prior year period driven primarily by recent acquisitions, an increase in selling price per case as a result of inflation, and organic case volume growth. Total case growth for Foodservice was 4.1% in the fourth quarter of fiscal 2026 compared to the prior year period. Total independent case growth was 8.0% for the fourth quarter of fiscal 2026 compared to the prior year period. Securing new, and expanding business with, independent customers resulted in organic independent case growth of 5.8% in the fourth quarter of fiscal 2026 compared to the prior year period. For the fourth quarter of fiscal 2026, independent sales as a percentage of total Foodservice sales were 43.1%.

Fourth-quarter fiscal 2026 Adjusted EBITDA for Foodservice increased 2.2% to $395.5 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the fourth quarter of fiscal 2026 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 7.8% driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to our independent customers, recent acquisitions, and growth in cases sold. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 9.9% compared to the prior year period primarily as a result of an increase in personnel expenses, additional operating expenses as a result of recent acquisitions, an increase in fuel expense due to higher fuel prices and miles driven as a result of new business, and an increase in insurance expense related to auto insurance and workers’ compensation.

Convenience

Fourth-quarter fiscal 2026 net sales for Convenience increased 5.7% to $6.8 billion compared to the prior year period driven primarily by case volume growth due to the addition of new chain customers and inflation in selling price per case, partially offset by a mix shift from cigarettes to alternative nicotine products. Total Convenience cases sold increased 3.9% for the fourth quarter of fiscal 2026 compared to the prior year period.

Fourth-quarter fiscal 2026 Adjusted EBITDA for Convenience increased 10.4% to $132.5 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 6.2% for the fourth quarter of fiscal 2026 compared to the prior year period primarily due to vendor rebates and promotional incentives, growth in cases sold, and income earned from manufacturers for distribution and related services. Operating expenses impacting Convenience’s Adjusted EBITDA increased 4.8% in the fourth quarter of fiscal 2026 compared to the prior year period primarily as a result of an increase in personnel expenses to support case volume growth from the addition of new chain customers and an increase in fuel expense due to higher fuel prices and miles driven as a result of new business.

Specialty

Fourth-quarter fiscal 2026 net sales for Specialty increased 6.6% to $1.3 billion compared to the prior year period primarily driven by an increase in selling price per case due to inflation, increase in cases sold, and favorable channel mix, with growth in all channels. Specialty cases sold for the fourth quarter of fiscal 2026 increased 0.8% compared to the prior year period primarily from growth in vending, campus, travel, and hospitality.

Fourth-quarter fiscal 2026 Adjusted EBITDA for Specialty decreased 0.5% to $92.7 million compared to the prior year period. This decrease was a result of an increase in operating expenses, partially offset by an increase in gross profit. Gross profit contributing to Specialty’s Adjusted EBITDA increased 4.6% for the fourth quarter of fiscal 2026 compared to the prior year period primarily driven by favorable channel sales mix, vendor rebates and promotional incentives, and benefit from a change in inventory reserve. Operating expenses impacting Specialty’s Adjusted EBITDA increased 8.4% in the fourth quarter of fiscal 2026 compared to the prior year period primarily driven by an increase in fuel expense due to higher fuel prices, an increase in personnel expenses, significant bad debt recovery recognized in the prior year period, and an increase in outbound freight expense primarily related to small parcel volume.

Fiscal 2027 Outlook

For the first quarter of fiscal 2027, PFG expects net sales to be in a range of approximately $17.9 billion to $18.1 billion and Adjusted EBITDA to be in a range of approximately $510 million to $530 million.

For the full fiscal year 2027, PFG expects net sales to be in a range of approximately $72.5 billion to $73 billion and Adjusted EBITDA to be in a range of approximately $2.125 billion to $2.225 billion. The guidance range for the full fiscal year includes the impact of a 53rd week.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 12, 2026, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and food-related products to over 350,000 locations, including independent and chain restaurants, schools, business and industry locations, vending and office coffee service distributors, retailers, convenience stores, and theaters, and direct to consumers. PFG’s success as a Fortune 100 company is achieved through our over 44,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2025 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology, including artificial intelligence (“AI”), and the integration of AI into our processes;
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economic factors, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases or modifications, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our growth and innovation strategy may not achieve the anticipated results;
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competition in our industry is intense, and we may not be able to compete successfully or adjust our cost structure where one or more of our competitors successfully implement lower costs;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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our reliance on third-party suppliers;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our profitability is directly affected by cost inflation and deflation, commodity volatility and other factors;
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volatility of fuel and other transportation costs;
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risks relating to acquisitions, such as the risk that we are not able to realize the benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;
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changes in eating habits of consumers;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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labor relations and cost risks and availability of qualified labor;
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extreme weather conditions, including hurricane, flood, tornado, blizzard, earthquake, fire, and natural disaster damage and extreme heat or cold;
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negative media exposure and other events that damage our reputation;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including changes in regulation of e-vapor products and other alternative nicotine products;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;

•
the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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impact of uncollectibility of accounts receivable;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt; and
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our ability to raise additional capital on commercially reasonable terms or at all.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date it was made, and we do not undertake to update or revise it as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended June 27, 2026	Three Months Ended June 28, 2025	Fiscal Year Ended June 27, 2026	Fiscal Year Ended June 28, 2025
Net sales	$18,028.9	$16,938.9	$67,839.5	$63,298.9
Cost of goods sold	15,860.1	14,936.7	59,748.9	55,882.3
Gross profit	2,168.8	2,002.2	8,090.6	7,416.6
Operating expenses	1,845.0	1,734.4	7,203.1	6,600.3
Operating profit	323.8	267.8	887.5	816.3
Other expense, net:
Interest expense	101.9	94.5	413.7	358.4
Other, net	0.2	(3.4)	(12.0)	(0.9)
Other expense, net	102.1	91.1	401.7	357.5
Income before taxes	221.7	176.7	485.8	458.8
Income tax expense	59.4	45.2	126.5	118.6
Net income	$162.3	$131.5	$359.3	$340.2
Weighted-average common shares outstanding:
Basic	156.1	155.0	155.9	154.8
Diluted	157.2	156.6	157.0	156.4
Earnings per common share:
Basic	$1.04	$0.85	$2.30	$2.20
Diluted	$1.03	$0.84	$2.29	$2.18

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	As of June 27, 2026	As of June 28, 2025
ASSETS
Current assets:
Cash	$92.4	$78.5
Accounts receivable, less allowances of $71.4 and $69.0	3,054.3	2,833.0
Inventories, net	4,333.0	3,887.7
Income taxes receivable	69.5	96.2
Prepaid expenses and other current assets	259.9	239.7
Total current assets	7,809.1	7,135.1
Goodwill	3,565.0	3,480.1
Other intangible assets, net	1,544.6	1,688.5
Property, plant and equipment, net	4,784.9	4,458.7
Operating lease right-of-use assets	898.5	933.8
Other assets	247.0	185.0
Total assets	$18,849.1	$17,881.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,693.4	$3,165.3
Accrued expenses and other current liabilities	1,091.4	1,025.9
Finance lease obligations—current installments	265.4	221.9
Operating lease obligations—current installments	108.5	104.5
Total current liabilities	5,158.7	4,517.6
Long-term debt	5,006.8	5,388.8
Deferred income tax liability, net	974.8	887.1
Finance lease obligations, excluding current installments	1,537.2	1,379.9
Operating lease obligations, excluding current installments	864.6	900.7
Other long-term liabilities	407.7	334.7
Total liabilities	13,949.8	13,408.8
Total shareholders’ equity	4,899.3	4,472.4
Total liabilities and shareholders’ equity	$18,849.1	$17,881.2

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Fiscal Year Ended June 27, 2026	Fiscal Year Ended June 28, 2025
Cash flows from operating activities:
Net income	$359.3	$340.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	813.9	717.9
Provision for losses on accounts receivables	22.2	22.7
Change in LIFO Reserve	101.1	88.1
Deferred income tax expense (benefit)	92.0	(0.2)
Other non-cash activities	67.0	62.1
Changes in operating assets and liabilities, net:
Accounts receivable	(199.3)	(151.9)
Inventories	(483.4)	(337.9)
Income taxes receivable	26.7	(17.5)
Prepaid expenses and other assets	(19.9)	56.6
Trade accounts payable and outstanding checks in excess of deposits	500.3	372.7
Accrued expenses and other liabilities	133.8	57.3
Net cash provided by operating activities	1,413.7	1,210.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(384.1)	(506.0)
Purchase of intangible assets	(9.6)	—
Net cash paid for acquisitions	(383.4)	(2,596.4)
Proceeds from sale of property, plant and equipment and other	4.6	13.4
Net cash used in investing activities	(772.5)	(3,089.0)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(384.0)	1,194.2
Borrowing of Notes due 2034	1,060.0	—
Borrowing of Notes due 2032	—	1,000.0
Repayment of Notes due 2027	(1,060.0)	—
Cash paid for debt issuance, extinguishment, and creditor fees for debt modification	(5.7)	(34.2)
Payments under finance lease obligations	(241.6)	(188.0)
Net cash paid for acquisitions	(10.1)	(1.5)
Proceeds from exercise of stock options and employee stock purchase plan	43.3	43.8
Cash paid for shares withheld to cover taxes	(25.2)	(18.8)
Repurchases of common stock	(1.5)	(57.6)
Net cash (used in) provided by financing activities	(624.8)	1,937.9
Net increase in cash and restricted cash	16.4	59.0
Cash and restricted cash, beginning of period	86.7	27.7
Cash and restricted cash, end of period	$103.1	$86.7

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of June 27, 2026	As of June 28, 2025
Cash	$92.4	$78.5
Restricted cash(1)	10.7	8.2
Total cash and restricted cash	$103.1	$86.7
(1)
Restricted cash is reported within other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims along with cash required by a healthcare benefits and claims administration arrangement to maintain a healthcare imprest account for eligible healthcare expenses.

Supplemental disclosures of cash flow information:

(In millions)	Fiscal Year Ended June 27, 2026	Fiscal Year Ended June 28, 2025
Cash paid during the year for:
Interest (net of amounts capitalized)	$399.0	$344.4
Income taxes (net of refunds received)	8.5	129.7

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
(In millions, except per share data)	June 27, 2026	June 28, 2025	Change	%
Net income (GAAP)	$162.3	$131.5	$30.8	23.4
Interest expense	101.9	94.5	7.4	7.8
Income tax expense	59.4	45.2	14.2	31.4
Depreciation	143.2	126.2	17.0	13.5
Amortization of intangible assets	70.4	69.4	1.0	1.4
Change in LIFO reserve (1)	30.1	49.2	(19.1)	(38.8)
Stock-based compensation expense	13.0	12.2	0.8	6.6
Loss (gain) on fuel derivatives	0.1	(0.2)	0.3	150.0
Acquisition, integration & reorganization expenses (2)	5.8	11.6	(5.8)	(50.0)
Other adjustments (3)	1.3	7.3	(6.0)	(82.2)
Adjusted EBITDA (Non-GAAP)	$587.5	$546.9	$40.6	7.4

Diluted earnings per share (GAAP)	$1.03	$0.84	$0.19	22.6
Impact of amortization of intangible assets	0.45	0.44	0.01	2.3
Impact of change in LIFO reserve	0.19	0.31	(0.12)	(38.7)
Impact of stock-based compensation expense	0.08	0.08	—	—
Impact of loss (gain) on fuel derivatives	—	—	—	NM
Impact of acquisition, integration & reorganization expenses	0.04	0.07	(0.03)	(42.9)
Impact of other adjustments	0.01	0.05	(0.04)	(80.0)
Tax impact of above adjustments	(0.21)	(0.24)	0.03	12.5
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.59	$1.55	$0.04	2.6
(1)
Includes increases of $4.6 million for Foodservice and $25.5 million for Convenience in the last-in-first-out (“LIFO”) inventory reserve for the fourth quarter of fiscal 2026 compared to increases of $5.6 million for Foodservice and $43.6 million for Convenience for the fourth quarter of fiscal 2025.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes amounts related to certain litigation-related accruals, professional fees related to the modification of debt, franchise tax expense, gains and losses on disposals of fixed assets, foreign currency transaction gains and losses, insurance proceeds due to hurricane and other weather-related events, favorable and unfavorable leases, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended
(In millions, except per share data)	June 27, 2026	June 28, 2025	Change	%
Net income (GAAP)	$359.3	$340.2	$19.1	5.6
Interest expense	413.7	358.4	55.3	15.4
Income tax expense	126.5	118.6	7.9	6.7
Depreciation	541.9	455.3	86.6	19.0
Amortization of intangible assets	272.0	262.6	9.4	3.6
Change in LIFO reserve (1)	101.1	88.1	13.0	14.8
Stock-based compensation expense	51.5	47.8	3.7	7.7
(Gain) loss on fuel derivatives	(9.5)	0.2	(9.7)	(4,850.0)
Acquisition, integration & reorganization expenses (2)	40.0	87.8	(47.8)	(54.4)
Other adjustments (3)	32.9	7.9	25.0	316.5
Adjusted EBITDA (Non-GAAP)	$1,929.4	$1,766.9	$162.5	9.2

Diluted earnings per share (GAAP)	$2.29	$2.18	$0.11	5.0
Impact of amortization of intangible assets	1.73	1.68	0.05	3.0
Impact of change in LIFO reserve	0.64	0.56	0.08	14.3
Impact of stock-based compensation expense	0.33	0.31	0.02	6.5
Impact of (gain) loss on fuel derivatives	(0.06)	—	(0.06)	NM
Impact of acquisition, integration & reorganization expenses	0.25	0.56	(0.31)	(55.4)
Impact of other adjustments	0.21	0.05	0.16	320.0
Tax impact of above adjustments	(0.84)	(0.86)	0.02	2.3
Adjusted Diluted Earnings per Share (Non-GAAP)	$4.55	$4.48	$0.07	1.6
(1)
Includes increases of $4.4 million for Foodservice and $96.7 million for Convenience in the LIFO inventory reserve for fiscal 2026 compared to increases of $6.6 million for Foodservice and $81.5 million for Convenience for fiscal 2025.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes a $3.8 million gain on the sale of a Foodservice warehouse facility in fiscal 2025, as well as amounts related to certain litigation-related accruals, professional fees related to the modification of debt, franchise tax expense, gains and losses on disposals of fixed assets, foreign currency transaction gains and losses, insurance proceeds due to hurricane and other weather-related events, favorable and unfavorable leases, and other adjustments permitted by our ABL Facility. Additionally, for the fiscal year ended June 27, 2026, Other adjustments includes $20.2 million of legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

(In millions)	Fiscal Year Ended June 27, 2026	Fiscal Year Ended June 28, 2025
Net cash provided by operating activities (GAAP)	$1,413.7	$1,210.1
Purchases of property, plant and equipment	(384.1)	(506.0)
Free Cash Flow (Non-GAAP)	$1,029.6	$704.1

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 27, 2026
(In millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$93.6	$61.7	$41.7	$162.3
Interest expense	104.4	104.5	102.9	101.9
Income tax expense	27.9	25.0	14.2	59.4
Depreciation	128.7	133.0	137.0	143.2
Amortization of intangible assets	66.7	66.9	68.0	70.4
Change in LIFO reserve (1)	24.5	28.1	18.4	30.1
Stock-based compensation expense	13.0	12.6	12.9	13.0
(Gain) loss on fuel derivatives	(0.2)	0.2	(9.6)	0.1
Acquisition, integration & reorganization expenses (2)	9.2	9.1	15.9	5.8
Other adjustments (3)	12.3	10.1	9.2	1.3
Adjusted EBITDA (Non-GAAP)	$480.1	$451.2	$410.6	$587.5

Diluted earnings per share (GAAP)	$0.60	$0.39	$0.27	$1.03
Impact of amortization of intangible assets	0.42	0.43	0.43	0.45
Impact of change in LIFO reserve	0.16	0.18	0.12	0.19
Impact of stock-based compensation expense	0.08	0.08	0.08	0.08
Impact of (gain) loss on fuel derivatives	—	—	(0.06)	—
Impact of acquisition, integration & reorganization expenses	0.06	0.06	0.10	0.04
Impact of other adjustments	0.08	0.06	0.06	0.01
Tax impact of above adjustments	(0.22)	(0.22)	(0.20)	(0.21)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.18	$0.98	$0.80	$1.59
(1)
Includes increases (decreases) in the LIFO inventory reserve of $1.7 million, $(1.9) million, and $4.6 million for Foodservice for the first, third, and fourth quarters of fiscal 2026, respectively, and increases in the LIFO inventory reserve of $22.8 million, $28.1 million, $20.3 million, and $25.5 million for Convenience for the first, second, third, and fourth quarters of fiscal 2026, respectively.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes amounts related to certain litigation-related accruals, professional fees related to the modification of debt, franchise tax expense, gains and losses on disposals of fixed assets, foreign currency transaction gains and losses, insurance proceeds due to hurricane and other weather-related events, favorable and unfavorable leases, and other adjustments permitted by our ABL Facility. Other adjustments also includes $9.9 million, $10.2 million, and $0.1 million of legal and professional fees in the first, second, and third quarters of fiscal 2026, respectively, incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 28, 2025
(In millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$108.0	$42.4	$58.3	$131.5
Interest expense	66.8	100.2	96.9	94.5
Income tax expense	38.9	14.3	20.2	45.2
Depreciation	97.4	114.1	117.6	126.2
Amortization of intangible assets	55.5	68.4	69.3	69.4
Change in LIFO reserve (1)	12.7	17.8	8.4	49.2
Stock-based compensation expense	11.3	11.7	12.6	12.2
Loss (gain) on fuel derivatives	1.4	(0.8)	(0.2)	(0.2)
Acquisition, integration & reorganization expenses (2)	19.1	51.3	5.8	11.6
Other adjustments (3)	0.8	3.6	(3.8)	7.3
Adjusted EBITDA (Non-GAAP)	$411.9	$423.0	$385.1	$546.9

Diluted earnings per share (GAAP)	$0.69	$0.27	$0.37	$0.84
Impact of amortization of intangible assets	0.36	0.44	0.44	0.44
Impact of change in LIFO reserve	0.08	0.11	0.05	0.31
Impact of stock-based compensation expense	0.07	0.08	0.08	0.08
Impact of loss (gain) on fuel derivatives	0.01	—	—	—
Impact of acquisition, integration & reorganization expenses	0.12	0.33	0.04	0.07
Impact of other adjustments	0.01	0.02	(0.02)	0.05
Tax impact of above adjustments	(0.18)	(0.27)	(0.17)	(0.24)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.16	$0.98	$0.79	$1.55
(1)
Includes increases (decreases) in the LIFO inventory reserve of $0.9 million, ($0.1) million, $0.2 million, and $5.6 million for Foodservice and $11.8 million, $17.9 million, $8.2 million, and $43.6 million for Convenience for the first, second, third, and fourth quarters of fiscal 2025, respectively.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes a $3.8 million gain on the sale of a Foodservice warehouse facility in the third quarter of fiscal 2025, as well as amounts related to certain litigation-related accruals, professional fees related to the modification of debt, franchise tax expense, gains and losses on disposals of fixed assets, foreign currency transaction gains and losses, insurance proceeds due to hurricane and other weather-related events, favorable and unfavorable leases, and other adjustments permitted by our ABL Facility.

Segment Results

Based on the Company’s organizational structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company has three reportable segments: Foodservice, Convenience, and Specialty. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of unallocated corporate overhead and certain operations that are not considered separate reportable segments based on their size. Corporate & All Other may also include capital expenditures for certain information technology projects that are transferred to the segments once placed in service.

The following tables set forth net sales and Segment Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 27, 2026	June 28, 2025	Change	%
Foodservice	$9,815.6	$9,191.5	$624.1	6.8
Convenience	6,805.8	6,436.3	369.5	5.7
Specialty	1,336.7	1,253.5	83.2	6.6
Total segments	$17,958.1	$16,881.3	$1,076.8	6.4
Corporate & All Other	276.9	256.9	20.0	7.8
Intersegment eliminations	(206.1)	(199.3)	(6.8)	(3.4)
Total net sales	$18,028.9	$16,938.9	$1,090.0	6.4

	Fiscal Year Ended
	June 27, 2026	June 28, 2025	Change	%
Foodservice	$36,560.3	$33,646.1	$2,914.2	8.7
Convenience	25,965.2	24,507.5	1,457.7	5.9
Specialty	5,056.6	4,905.0	151.6	3.1
Total segments	$67,582.1	$63,058.6	$4,523.5	7.2
Corporate & All Other	1,003.9	955.0	48.9	5.1
Intersegment eliminations	(746.5)	(714.7)	(31.8)	(4.4)
Total net sales	$67,839.5	$63,298.9	$4,540.6	7.2

Segment Adjusted EBITDA

	Three Months Ended
	June 27, 2026	June 28, 2025	Change	%
Foodservice	$395.5	$386.9	$8.6	2.2
Convenience	132.5	120.0	12.5	10.4
Specialty	92.7	93.2	(0.5)	(0.5)
Total segments	$620.7	$600.1	$20.6	3.4
Corporate & All Other	(33.2)	(53.2)	20.0	37.6
Total Adjusted EBITDA	$587.5	$546.9	$40.6	7.4

	Fiscal Year Ended
	June 27, 2026	June 28, 2025	Change	%
Foodservice	$1,293.0	$1,221.6	$71.4	5.8
Convenience	475.4	407.3	68.1	16.7
Specialty	360.4	348.2	12.2	3.5
Total segments	$2,128.8	$1,977.1	$151.7	7.7
Corporate & All Other	(199.4)	(210.2)	10.8	5.1
Total Adjusted EBITDA	$1,929.4	$1,766.9	$162.5	9.2